REDWOOD EMPIRE BANCORP
AMENDED AND RESTATED DIRECTOR COMPENSATION AGREEMENT

            THIS AMENDED AND RESTATED DIRECTOR COMPENSATION AGREEMENT (the “Agreement”) was adopted on the 20th day of April, 2004, and amended and restated on the 17th day of August, 2004, by and between REDWOOD EMPIRE BANCORP, a holding company located in Santa Rosa, California (the “Company”), and DANA R. JOHNSON (the “Director”).

            The purpose of this Agreement is to provide specified benefits to the Director, a member of the Board of Directors of the Company who is neither an employee or officer of the Company.  This Agreement shall be unfunded for tax purposes and the Company will pay the benefits from its general assets.

            The Company and the Director agree as provided herein.

Article 1
Definitions

            Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1       “Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate.  Any one of a variety of amortization methods may be used to determine the Accrual Balance.  However, once chosen, the method must be consistently applied.  The Accrual Balance shall be reported by the Company to the Director on Schedule A.

1.2       “Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.3       “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4       “Change of Control” means:

            (a)  the Company is a party to a merger, consolidation,  sale of assets or other reorganization, or a proxy contest, as a consequence of which more than fifty-one percent (51%) of the outstanding stock of the Company changes hands to an unrelated entity; or

            (b)    a sale of substantially all of the assets of the Company.

            Notwithstanding the above, a Change of Control will not be deemed to have occurred either (i) solely because of the acquisition  of securities of (or any reporting requirement under the Exchange Act relating thereto) by an the Executive benefit plan maintained by the Company or any of its affiliates for its Executives or (B) if any shareholder of the Company holding more than twenty-five percent (25%) of the combined voting power of the Company’s outstanding securities as of the commencement date increases its holding to more than fifty-one percent (51%) of such combined voting power.

            In addition, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.4.

1.5       “Code” means the Internal Revenue Code of 1986, as amended.

1.6       “Disability” means the Director’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Director, or by the Social Security Administration, to be a disability rendering the Director totally and permanently disabled.  The Director must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.7       “Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance.  The initial Discount Rate is six percent (6%).  However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.8       “Early Retirement” means the Director’s Voluntary Early Termination after attaining Early Retirement Age.

1.9       “Early Retirement Age” means the Director attaining age fifty-five (55) and completing fifteen (15) Years of Service.

1.10     “Early Retirement Date” means the month, day, and year in which the Termination of Service due to Early Retirement occurs.

1.11     “Early Termination” means that the Director, prior to Normal Retirement Age, has been notified in writing that his service with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, or within 24 months following a Change of Control.

1.12     “Effective Date” means January 1, 2004.

1.13     “Normal Retirement Age” means the Director’s sixty-second (62nd) birthday.

1.14     “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.15     “Plan Administrator” means the plan administrator described in Article 8.

1.16     “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement.

1.17     “Termination for Cause” has that meaning set forth in Article 5.

1.18     “Termination of Service” means that the Director ceases to serve as a member and chairman of the board of, and a consultant to the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.19     “Years of Service” means the total number of calendar years during which the Director is a director of, or a consultant to, the Company, or any of its affiliates or subsidiaries, with a minimum of 1,000 hours in any calendar year, inclusive of any approved leaves of absence, beginning on the Director’s date of retention.

Article 2
Benefits During Lifetime

2.1       Normal Retirement Benefit.  Upon Termination of Service on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

            2.1.1    Amount of Benefit.  The annual benefit under this Section 2.1 is $80,000 (Eighty Thousand Dollars). Commencing on the first anniversary of the first benefit payment following Termination of Service, and continuing on each subsequent anniversary, the Company’s Board of Directors shall increase this benefit by two percent (2%) from the previous anniversary date.

            2.1.2    Payment of Benefit.  The Company shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director’s Normal Retirement Date.  The annual benefit shall be paid to the Director for fifteen (15) years.

2.2       Early Retirement Benefit.  Upon Termination of Service following the Early Retirement Date, the Company shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

            2.2.1    Amount of Benefit.  The annual benefit under this Section 2.2 is the Early Retirement Benefit set forth on Schedule A for the Plan Year during which the Early Retirement Date occurs.  This benefit is determined by vesting the Director in the Normal Retirement Benefit described in Section 2.1.1., subject to the following vesting schedule:

Age at Early Retirement	Percent Vested in Normal Retirement Benefit
55	40%
56	50%
57	60%
58	70%
60	80%
61	90%
62	100%

            2.2.2    Payment of Benefit.  The Company shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director’s Early Retirement Date.  The annual benefit shall be paid to the Director for fifteen (15) years.

2.3       Early Termination Benefit.  Upon Early Termination, the Company shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

            2.3.1    Amount of Benefit.  The annual benefit under this Section 2.3 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which Termination of Service occurs.  This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

            2.3.2    Payment of Benefit.  The Company shall pay the benefit to the Director in a lump sum within ninety (90) days following the Termination of Service.

2.4       Disability Benefit.  Upon Termination of Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

            2.4.1    Amount of Benefit.  The benefit under this Section 2.4 is the Disability Benefit set forth on Schedule A for the Plan Year during which the Termination of Service occurs.  This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance.

            2.4.2    Payment of Benefit.  The Company shall pay the benefit to the Director in a lump sum within ninety (90) days following Termination of Service due to Disability.

2.5       Change of Control Benefit.  Upon a Change of Control followed within twenty-four (24) months by the termination of the Director’s service as a consultant to, or chairman and member of the board of directors of the Company, the Company shall pay to the Director the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

            2.5.1    Amount of Benefit.  The benefit under this Section 2.5 shall be four hundred thousand dollars ($400,000).

            2.5.2    Payment of Benefit.   The Company shall pay the benefit described in Section 2.5.1 to the Director in a lump sum in cash within ninety (90) days of the termination of the Director’s service as a consultant to, or chairman and member of the board of directors of the Company.

Article 3
Death Benefits

3.1       Death During Active Service.  If the Director dies while in the active service of the Company, no benefit shall be payable under this Agreement.

3.2       Death During Payment of a Benefit.  If the Director dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

3.2       Death After Termination of Service But Before Payment of a Benefit Commences.  If the Director is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director’s death.

Article 4
Beneficiaries

4.1       Beneficiary Designation.  The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Director participates.

4.2       Beneficiary Designation: Change.   The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3       Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4       No Beneficiary Designation.  If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary.  If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

4.5       Facility of Payment.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5
General Limitations

5.1       Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company’s Board of Directors terminates the Director’s service as a consultant or member and chairman of the board of directors for:

            (a)        Gross negligence or gross neglect of duties to the Company;

            (b)        Commission of a felony or of a gross misdemeanor involving moral turpitude;

            (c)        Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in a material adverse effect on the Company; or

            (d)        Issuance of an order for removal of the Director by the Company’s banking regulators.

5.2       Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, to the extent any benefit would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall reduce the benefit paid under this Agreement to the maximum benefit that would not result in any such excise tax.

Article 6
Claims And Review Procedures

6.1       Claims Procedure.  A director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

            6.1.1    Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

            6.1.2    Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

            6.1.3    Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

            (a)        The specific reasons for the denial;

            (b)        A reference to the specific provisions of the Agreement on which the denial is based;

            (c)        A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

            (d)        An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

            (e)        A statement of the claimant’s right to bring a civil action following an adverse benefit determination on review.

6.2       Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

            6.2.1    Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

            6.2.2    Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

            6.2.3    Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            6.2.4    Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

            6.2.5    Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

            (a)        The specific reasons for the denial;

            (b)        A reference to the specific provisions of the Agreement on which the denial is based;

            (c)        A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

            (d)        A statement of the claimant’s right to bring a civil action.

Article 7
Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director. Provided, however, if the Company’s Board of Directors determines that the Director is no longer a member of the Board of Directors of the Company for reasons other than death, Disability or retirement, the Company may amend or terminate this Agreement.  Upon such amendment or termination the Company shall pay benefits to the Director as if Early Termination occurred on the date of such amendment or termination, regardless of whether Early Termination actually occurs.

         Notwithstanding the previous paragraph, the Company may amend or terminate the plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8
Administration of Agreement

8.1       Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Director may be a member of the Plan Administrator.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2       Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3       Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4       Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5       Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6       Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9
Miscellaneous

9.1       Binding Effect.  This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2       No Guarantee of Continued Service.  This Agreement does not give the Director the right to remain a consultant to, and member and chairman of the board of directors of the Company, nor does it interfere with the Company’s right to discharge the Director.  It also does not require the Director to remain a consultant to, and member and chairman of the board of directors of the Company, nor interfere with the Director’s right to terminate such service at any time.

9.3       Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4       Tax Withholding.  The Company shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement.  The Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5       Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6       Unfunded Arrangement.  The Director and Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life is a general asset of the Company to which the Director and Beneficiary have no preferred or secured claim.

9.7       Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8       Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9       Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10     Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11     Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12     Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13     Notice.  Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

            Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

            Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

         IN WITNESS WHEREOF, the Director and a duly authorized representative of the Company have signed this Agreement.

DIRECTOR:	COMPANY:
REDWOOD EMPIRE BANCORP

/s/ Dana R. Johnson	By: /s/ Patrick Kilkenny
Dana R. Johnson	Title: President & CEO

REDWOOD EMPIRE BANCORP
SPLIT DOLLAR AGREEMENT

         THIS AGREEMENT was adopted the 20th day of April, 2004, and amended on the 17th day of August, 2004, by and between REDWOOD EMPIRE BANCORP, located in Santa Rosa, California (the “Company”), and DANA R. JOHNSON (the “Director”).  This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

         To encourage the Director to remain a consultant to, and member and chairman of the board of directors of the Company,, the Company is willing to divide the death proceeds of a life insurance policy on the Director’s life.  The Company will pay life insurance premiums from its general assets.

AGREEMENT

         The Company and the Director agree as follows:

Article 1
General Definitions

The following terms shall have the meanings specified:

         1.1    “Insured” means the Director.

         1.2    “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

         1.3    “Normal Retirement Age” means the Director attaining sixty-two (62) years of age.

         1.4    “Policy” means the specific life insurance policy or policies issued by the Insurer.

         1.5    “Amended and Restated Director Compensation Agreement” means that Amended and Restated Director Compensation Agreement between the Company and the Director on even date herewith or as subsequently amended.

         1.6    “Termination for Cause”  shall be defined as set forth in Article 7.

         1.7    “Termination of Service”  means that the Director ceases to serve as a member and chairman of the board and a consultant of the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2
Policy Ownership/Interests

         2.1    Company Ownership.  The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership.  The Company shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Director or the Director’s transferee has been paid according to Section 2.2 below.

         2.2    Director’s Interest.  The Director, or the Director’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to $895,500 (Eight Hundred Ninety-Five Thousand Five Hundred Dollars), subject to:

                  (a)  Forfeiture of Director’s rights upon Termination of Service;

                  (b)  Termination of the Agreement and the corresponding forfeiture of rights in accordance with Article 7 hereof; or

                  (c)  Forfeiture of the Director’s rights and interest hereunder that the Company may reasonably consider necessary to conform with applicable law (including the Sarbanes-Oxley Act of 2002).

         2.3    Option to Purchase.  The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Director or the Director’s transferee the option to purchase the Policy by one of the methods specified below for a period of sixty (60) days from written notice of such intention.  This provision shall not impair the right of the Company to terminate this Agreement.

                  2.3.1    Full Policy Purchase.   If the Company elects to terminate the Agreement the Director or his/her transferee shall have the right to purchase the Policy from the Company.  The purchase price shall be an amount equal to the cash surrender value of the Policy.  Upon receipt of such purchase price, the Company shall assign ownership of the Policy to the Director or his/her transferee and relinquish all existing rights to the Policy.

                  2.3.2    Net Death Proceeds Purchase.   If the Company elects to terminate the Agreement the Director or his/her transferee shall have the right to purchase the Director’s Interest in the Policy as identified in Section 2.2 above.  The Company shall withdraw the Policy’s cash surrender value and assign ownership of the Policy to the Director or his/her transferee.  The Director or his/her transferee shall thereafter assume responsibility for any fees and/or cost of insurance charges (the “Policy Expenses”) as necessary to sustain the Policy.  If the Director or his/her transferee incurs Policy Expenses, the Company shall annually reimburse the Director or his/her transferee an amount equal to the annual Policy Expenses divided by one minus the Director’s combined marginal income tax rate for the calendar year immediately preceding such payment.  The Company’s reimbursement payment shall be made within 30 days following receipt by the Company of evidence of the payment of the Policy Expenses.  The Company’s obligation to make reimbursement payments will automatically terminate upon the Director’s forfeiture of rights under Section 2.2 above, otherwise payments shall continue until the Director’s death.

         2.4    Comparable Coverage.  Nothing herein negates the Company’s right to amend or terminate this Agreement under Article 7.  The Company is not obligated to provide any additional resources to maintain the Policy in full force and effect.  In addition, the Company may replace each Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Director shall execute a new Split-Dollar Policy Endorsement for each new Policy.  The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for each new Policy or any comparable policy shall be subject to the claims of the Company’s creditors.  In the event that the Company decides to maintain the Policy after the Director’s Termination of Participation in the Agreement, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 3
Premiums

         3.1    Premium Payment.   The Company shall pay any premiums due on the Policy.

         3.2    Economic Benefit.  The Company shall determine the economic benefit attributable to the Director based on the amount of the current term rate for the Director’s age multiplied by the aggregate death benefit payable to the Director’s beneficiary.  The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

         3.3    Imputed Income.   The Company shall impute the economic benefit to the Director on an annual basis.

Article 4
Assignment

         The Director may assign without consideration all of the Director’s interests in the Policy and in this Agreement to any person, entity or trust.  In the event the Director transfers all of the Director’s interest in the Policy, then all of the Director’s interest in the Policy and in the Agreement shall be vested in the Director’s transferee, who shall be substituted as a party hereunder and the Director shall have no further interest in the Policy or in this Agreement.

Article 5
Insurer

         The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedure

         6.1    Claims Procedure.  Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

                  6.1.1    Initiation – Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.

                  6.1.2    Timing of Company Response.  The Company shall respond to such claimant within 90 days after receiving the claim.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.1.3    Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                              (a)     The specific reasons for the denial,

                              (b)     A reference to the specific provisions of this Agreement on which the denial is based,

                              (c)     A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                              (d)     An explanation of this Agreement’s review procedures and the time limits applicable to such procedures, and

                              (e)     A statement of the claimant’s right to bring a civil action following an adverse benefit determination on review.

         6.2    Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

                  6.2.1    Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

                  6.2.2    Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

                  6.2.3    Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  6.2.4    Timing of Company Response.  The Company shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

                  6.2.5    Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

                              (a)     The specific reasons for the denial,

                              (b)     A reference to the specific provisions of this Agreement on which the denial is based,

                              (c)     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and

                              (d)     A statement of the claimant’s right to bring a civil action.

Article 7
Amendments and Termination

         7.1    The Company may amend or terminate this Agreement at any time prior to the Director’s death.  Such amendment or termination shall be by written notice to the Director.  In the event the Company decides to maintain the Policy after termination of the Agreement—subject to the provisions of Section 2.3 of this Agreement—the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

         7.2    Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director’s service as a consultant or member and chairman of the board of directors for:

                  (a) Willful breach of duty in the course of service or habitual neglect of the Director’s responsibilities and duties;

                  (b) Conviction of any felony or crime involving moral turpitude, fraud or dishonesty;

                  (c) Willful violation of any state or federal banking or securities law, the rules or regulations of any banking agency, or any material Company rule, policy or resolution resulting in an adverse effect on the Company; or

                  (d) Disclosure to any third party by the Director, without authority or permission, of any secret or confidential information of the Company.

         7.3    Suicide or Misstatement.  The Company shall not pay any benefit under this Agreement if the Director commits suicide within three years after the date of this Agreement.  In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on an application or resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

Article 8
Miscellaneous

         8.1    Binding Effect.  This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

         8.2    No Guarantee of Continued Service.  This Agreement does not give the Director the right to remain a consultant to, and member and chairman of the board of directors of the Company, nor does it interfere with the Company’s right to discharge the Director.  It also does not require the Director to remain a consultant to, and member and chairman of the board of directors of the Company, nor interfere with the Director’s right to terminate such service at any time.

         8.3    Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California , except to the extent preempted by the laws of the United States of America.

         8.4    Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

         8.5    Notice.  Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company.  The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

         8.6    Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

         8.7    Administration.  The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)     Interpreting the provisions of this Agreement;

                  (b)     Establishing and revising the method of accounting for this Agreement;

                  (c)     Maintaining a record of benefit payments; and

                  (d)     Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

         8.8    Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Director and the Company consent to this Agreement on the date above written.

DIRECTOR:	COMPANY:
REDWOOD EMPIRE BANCORP

/s/ Dana R. Johnson	By: /s/ Patrick Kilkenny
Dana R. Johnson	Title: President